Exhibit 99.1

Terminix Commercial® Launches DisinfectixTM Disinfection Service in Response to COVID-19

Memphis, TN – (April 6, 2020) –  As the concern around the spread of COVID-19 has caused significant disruption of many businesses and communities, Terminix Commercial, a leading provider of commercial pest management, and a ServiceMaster company (NYSE: SERV), is launching a new disinfecting service to meet the growing need for disinfection head-on.

The new service from Terminix Commercial, Disinfectix™ Site Disinfecting Service, is a convenient and effective way to give business owners the confidence that their areas will be clean for staff and customers to return. The service is provided by trained professionals using products that meet the criteria of, and are deemed effective by the U.S. EPA, for use against SARS-CoV-2, the novel coronavirus that causes COVID-19.

“With the impact of this new coronavirus on our customers and businesses around the world, it’s clear that this is a critical need we can help fill immediately,” says Greg Rutherford, Terminix Commercial President. “Whether a business has endured a complete shutdown, they’re operating in a modified capacity, or they’ve been deemed an essential service, every business owner needs to be confident that their workplace will be ready for customers and employees.”

The service provides a hands-on approach that disinfects and kills germs on high-touch, hard surfaces in businesses including, but not limited to, door handles, counters, walls, equipment, desks, food prep tables, etc. – helping minimize the invisible threats that can linger in these spaces.

“While this is a new service offering, we’ve been providing different levels of sanitization and disinfection after pest cleanouts for years,” says Dan Baldwin, senior director, Technical & Regulatory Services, Terminix Commercial. “There is a right way and a wrong way to do this. Precision is crucial when it comes to this kind of service, and it takes trained professionals to execute the correct way. Businesses need to be sure they partner with a company that takes disinfection seriously. Terminix Commercial has been and will always be the partner they can trust to put their best interest first.”

The service will help essential businesses maintain clean work areas while staying in compliance with federal, state, and local public health protocols and will help prepare shuttered businesses to reopen when the time comes.

“We want every business to come back from this pandemic stronger than before,” continued Rutherford. “One of the first steps in doing that is providing the assurance that these commercial spaces have been disinfected. Disinfectix provides an opportunity for us to open up to new ways we can help protect the businesses we serve.”

About Terminix Commercial

Terminix Commercial is a leading provider of commercial pest control and termite services in the United States. Headquartered in Memphis, Tennessee, Terminix and Terminix Commercial serve approximately 2.8 million residential and commercial customers in 47 states and 18 countries. Terminix Commercial’s vast team of industry experts provides customizable, effective pest management solutions for every business, in every industry. Through their Business First approach, Terminix Commercial seeks to partner with customers as a true business partner, ensuring pests don’t disrupt business or negatively impact their reputation. Terminix Commercial is a business unit of ServiceMaster Global Holdings, Inc. (SERV), a leading provider of essential residential and commercial services. To learn more about Terminix Commercial, visit Terminix.com/commercial.

About ServiceMaster

ServiceMaster Global Holdings, Inc. (SERV), is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), Nomor (European pest management), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control) and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Contact:

Investors: Jesse Jenkins, 901.597.8259, Jesse.jenkins@servicemaster.com

Media: Mary Claire Melton, 901.597.8439, MaryClaireMelton@terminix.com